UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): December 17, 2010

Asbury Automotive Group, Inc.
(Exact name of registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation)

001-31262	01-0609375
(Commission File Number)	(IRS Employer Identification No.)

2905 Premiere Parkway NW, Suite 300 Duluth, GA	30097

(Address of principal executive offices)	(Zip Code)

(770) 418-8200
(Registrant's telephone number, including area code)
None
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

Asbury Automotive Group, Inc., a Delaware corporation (the “Company”), through its subsidiary Asbury Automotive Tampa, L.P., a Delaware limited partnership (“Asbury Tampa”), is currently party to two leases for two properties in Tampa, Florida which contain dealership lots and offices (the “Original Leases”), with Jeffrey I. Wooley, a member of the Company's Board of Directors (the “Board”). The Original Leases were executed by Asbury Tampa and Mr. Wooley in September 1998 and were scheduled to expire by their terms in September 2013.

On December 17, 2010, Asbury Tampa entered into a purchase agreement (the “Purchase Agreement”) with Mr. Wooley to purchase the premises on which the Company's Courtesy Hyundai, Courtesy Nissan and Courtesy Smart dealerships are located for an aggregate purchase price of approximately $16.8 million (the “Purchase Transaction”). The Purchase Agreement contains representations and warranties customary for arms-length transactions of this type. The Purchase Transaction, which is subject to customary closing conditions, is expected to close on or about December 30, 2010. As a result of the Purchase Transaction, the Company expects to realize annual rent savings of $1.8 million.

The foregoing description of the Purchase Agreement is qualified in its entirety by reference to the full text of the Purchase Agreement filed with this Form 8-K as Exhibit 10.1 and incorporated herein by reference.

Concurrently with, and as a contingency to, the closing of the Purchase Transaction, Asbury Tampa will enter into a lease for the property (the “Brandon Property”) on which the Company's Courtesy Toyota of Brandon dealership is located (the “Lease”, together with the Purchase Transaction being the “Wooley Transaction”). The term of the lease will commence the closing date of the Purchase Transaction and end on December 31, 2030 (the “Lease Term”), which Lease Term may renewed for two successive five year renewal periods. Pursuant to the terms of the Lease, the Company will pay an annual base rent of $1.28 million (the “Base Rent”), which Base Rent may increase after the 11th year of the Lease Term by the lesser of the Consumer Price Index or 3%, depending on whether or not certain environmental remediation for the premises has been completed by Mr. Wooley. In addition, Mr. Wooley will reimburse the Company for certain costs incurred by the Company for environmental compliance and remediation on the Brandon Property in connection with any manufacturer required renovations that may be conducted by the Company during the Lease Term. Pursuant to the terms of the Lease, Mr. Wooley will grant Asbury Tampa a purchase option to purchase Brandon Property for a purchase price of $16 million (the “Brandon Property Purchase Price”) (i) at the 5th year of the Lease Term, providing that the existing environmental conditions on the Brandon Property have been properly remediated by Mr. Wooley; or (ii) at any time after the 10th year of the Lease Term. The Brandon Property Purchase Price may be adjusted, however, based on equivalent percentage increases in the Base Rent pursuant to the terms of the Lease.

The form of the Lease filed with this Form 8-K as Exhibit 10.2 has been substantially negotiated and is believed to be in essentially the form that will be executed. The foregoing description of the Lease is qualified in is entirety by reference to the full text of the form of Lease filed as Exhibit 10.2 and is incorporated herein by reference.

The Company has adopted a written policy with respect to related party transactions, which sets out the criteria for the review and approval of transactions between the Company and, among others, members of its Board (the “Related Person Transaction Policy”). Such criteria include, among other things, (i) whether the terms of the transaction are fair to the Company and are arms-length, (ii) in the case of a purchase of real estate, whether the purchase price is based on an independent assessment of fair market value through an appraiser, and (iii) the significance of the transaction to the Company and the related person.

In connection with the review of the Wooley Transaction, the Board considered, among other things, (i) the fact that the Original Leases expire in 2013 and do not contain provisions providing for extensions, either automatically or at the Company's option, resulting in the Company not having any assurance as to the continued ability to operate these dealerships at locations that it believes are beneficial and in its best interests, (ii) the Company's long-term real estate strategy, which includes, among other things, a preference for owning its dealership real estate, (iii) the fact that the Company expects to realize annual rent savings of $1.8 million as a result of the Purchase Transaction; (iv) certain independent appraisals of the value of such properties and the estimated costs associated with any required relocation and (v) the fact that the Wooley Transaction was negotiated on the Company's behalf by an independent member of its Board.

In accordance with the terms of the Related Person Transaction Policy, and after consideration of the foregoing, and other relevant factors, the Wooley Transaction was approved by the Board on November 23, 2010, with Mr. Wooley recusing himself from all deliberations.

Item 9.01 Financial Statements and Exhibits.
(d)    Exhibits.

Exhibit No.	Description

10.1	Agreement of Purchase and Sale between Asbury Automotive Tampa L.P. and Jeffrey I. Wooley, dated as of December 17, 2010
10.2	Form of Lease between Asbury Automotive Tampa L.P. and Jeffrey I. Wooley

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ASBURY AUTOMOTIVE GROUP, INC.

Date: December 17, 2010	By:	/s/ Craig T. Monaghan
	Name:	Craig T. Monaghan
	Title:	SVP & Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

10.1	Agreement of Purchase and Sale between Asbury Automotive Tampa L.P. and Jeffrey I. Wooley, dated as of December 17, 2010
10.2	Form of Lease between Asbury Automotive Tampa L.P. and Jeffrey I. Wooley